NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Reports First Quarter 2013 Results;
Achieves Record Quarterly Sales and Record Gross Margin

First quarter results compared to the prior year:
•Consolidated sales of $1.81 billion, growth of 12.6%
•Gross margin of 21.1%, up 120 basis points
•Adjusted earnings per share of $1.12, up 13.1%, excluding favorable non-recurring items in both years
•Free cash flow of $74 million or 127% of adjusted net income

PITTSBURGH, April 18, 2013/PRNewswire/ -- WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, today announced its 2013 first quarter results.

The following are results for the three months ended March 31, 2013 compared to the three months ended March 31, 2012:

•
Net sales were $1,808.1 million for the first quarter of 2013, compared to $1,606.0 million for the first quarter of 2012, an increase of 12.6%. Acquisitions positively impacted sales by 16.0% and organic sales declined 3.4%. Adjusting for the impact of one less workday in the quarter, normalized organic sales declined approximately 1.8%. Sequentially, sales increased 10.0%, and organic sales decreased 2.1%.

•	Gross profit of $381.1 million, or 21.1% of sales, for the first quarter of 2013 improved 120 basis points compared to $319.7 million, or 19.9% of sales, for the first quarter of 2012.

•
Selling, general & administrative (SG&A) expenses of $227.5 million, or 12.6% of sales, for the first quarter of 2013 decreased 160 basis points, compared to $228.1 million, or 14.2% of sales, for the first quarter of 2012. First quarter 2013 SG&A expenses include a $36.1 million favorable impact resulting from the recognition of insurance coverage relating to a litigation-related charge recorded in the fourth quarter of 2012. Excluding the impact of this favorable item, SG&A expenses were $263.6 million, or 14.6% of sales. The increase in SG&A expenses was the result of acquisitions, primarily EECOL.

•
Operating profit was $136.9 million for the current quarter, up 64.0% from $83.5 million for the comparable 2012 quarter. Operating profit as a percentage of sales was 7.6% in 2013, up 240 basis points from 5.2% in 2012. Excluding the favorable impact resulting from the recognition of insurance coverage on a litigation matter, operating profit was $100.8 million, or 5.6% of sales, up 20.7% and 40 basis points, respectively, from the prior year quarter.

•
Interest expense for the first quarter of 2013 was $21.9 million, compared to $9.0 million for the first quarter of 2012. Interest expense increased for the quarter due to the increase in indebtedness in late 2012 associated with the EECOL acquisition. Non-cash interest expense, which includes convertible debt interest, interest related to uncertain tax positions, and the amortization of deferred financing fees, for the first quarter of 2013 was $2.3 million compared to $1.9 million of income in the first quarter of 2012. The first quarter of 2012 was impacted by a favorable adjustment of $3.2 million of previously recorded interest related to uncertain tax positions. This adjustment was the result of a favorable Internal Revenue Service appeals settlement in the first quarter of 2012 related to the years 2000 to 2006.

•	The effective tax rate for the current quarter was 26.9%, compared to 29.0% for the prior year first quarter.

•
Net income of $84.1 million for the current quarter was up 59.0% from $52.9 million for the prior year quarter. Excluding the favorable impact of non-recurring items in both years, first quarter 2013 adjusted net income was $58.6 million, compared to $50.9 million in the prior quarter, an increase of 15.1%.

•
Earnings per diluted share for the first quarter of 2013 were $1.60 per share, based on 52.4 million diluted shares, and were up 55.3% from $1.03 per share in the first quarter of 2012, based on 51.3 million diluted shares. Excluding the favorable impact of non-recurring items in both years, adjusted earnings per diluted share in first quarter 2013 were $1.12, compared to $0.99 in the prior year quarter and increased 13.1%.

•
Free cash flow for the first quarter of 2013 was $74.4 million, or 88% of net income, compared to $53.8 million for the first quarter of 2012. Excluding the favorable impact of non-recurring items, first quarter of 2013 free cash flow was 127% of adjusted net income.

Mr. John J. Engel, WESCO's Chairman and Chief Executive Officer, stated, “Our first quarter results reflect solid execution in a challenging economic environment and, as expected, a continuation of the market trends experienced in the second half of last year.  Although organic sales declined 3% in the quarter and were softer than expected, we continued to see the positive impact of our One WESCO sales, productivity and LEAN initiatives on our business.  Overall sales and gross margins achieved record levels, and adjusted operating margins expanded 40 basis points to 5.6%, while backlog grew approximately 7% versus year end 2012.  In addition, we were pleased with the performance and effective integration of our recent acquisitions, including EECOL where strong first quarter results support our full year EPS accretion expectations.”

Mr. Engel continued, “Free cash flow generation exceeded adjusted net income in the quarter and was directed to debt reduction, improving our financial leverage ahead of schedule, to just above the upper end of our targeted range on a proforma basis.  Our acquisition pipeline continues to be actively managed, and we see excellent opportunities to further expand and strengthen our portfolio in 2013.  We remain focused on investing in our people while driving execution of our eight growth engines and six operational excellence initiatives, and continue to expect stronger sales growth in the second half of this year”

Mr. Engel continued, “As consolidation and outsourcing accelerates in our industry, our addressable markets remain large and very fragmented.  Demand is increasing for our One WESCO value proposition of providing our customers with supply chain integrity and a one-stop-shop for the solutions they need for their MRO, OEM and Capital Project requirements.  As a result of the actions that we have taken over the last several years, our global business is stronger, more diverse, and well positioned for continued value creation.”

# # #

Webcast and Teleconference Access
WESCO will conduct a webcast and teleconference to discuss the first quarter earnings as described in this News Release on Thursday, April 18, 2013, at 11:00 a.m. E.D.T. The call will be broadcast live over the Internet and can be accessed from the Company's website at http://www.wesco.com. The call will be archived on this Internet site for seven days.

# # #

WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (“MRO”) and original equipment manufacturers (“OEM”) product, construction materials, and advanced supply chain management and logistic services. 2012 annual sales were approximately $6.6 billion. The Company employs approximately 9,000 people, maintains relationships with over 18,000 suppliers, and serves over 65,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers and utilities. WESCO operates nine fully automated distribution centers and approximately 475 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

# # #

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact: Kenneth S. Parks, Vice President and Chief Financial Officer
WESCO International, Inc. (412) 454-2392, Fax: (412) 222-7566
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Three Months Ended
	March 31, 2013		March 31, 2012
Net sales	$1,808.1		$1,606.0
Cost of goods sold (excluding	1,427.0	78.9%	1,286.3	80.1%
depreciation and amortization below)
Selling, general and administrative expenses	227.5	12.6%	228.1	14.2%
Depreciation and amortization	16.7		8.1
Income from operations	136.9	7.6%	83.5	5.2%
Interest expense, net	21.9		9.0
Income before income taxes	115.0	6.4%	74.5	4.6%
Provision for income taxes	30.9		21.6
Net income attributable to WESCO International, Inc.	$84.1	4.7%	$52.9	3.3%

Earnings per diluted common share	$1.60		$1.03
Weighted average common shares outstanding and common
share equivalents used in computing earnings per diluted
share (in millions)	52.4		51.3

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET
(dollar amounts in millions)
(Unaudited)

	March 31, 2013	December 31, 2012
Assets
Current Assets
Cash and cash equivalents	$116.8	$86.1
Trade accounts receivable, net	1,094.3	1,036.2
Inventories, net	792.4	794.0
Other current assets	173.2	185.5
Total current assets	2,176.7	2,101.8
Other assets	2,492.6	2,527.8
Total assets	$4,669.3	$4,629.6

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$745.0	$706.6
Current debt and short-term borrowings	40.1	39.8
Other current liabilities	253.7	261.6
Total current liabilities	1,038.8	1,008.0

Long-term debt	1,634.8	1,695.4
Other noncurrent liabilities	378.3	372.5
Total liabilities	3,051.9	3,075.9

Stockholders' Equity
Total stockholders' equity	1,617.4	1,553.7
Total liabilities and stockholders' equity	$4,669.3	$4,629.6

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(dollar amounts in millions)
(Unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2013	March 31, 2012
Operating Activities:
Net income	$84.1	$52.9
Add back (deduct):
Depreciation and amortization	16.7	8.1
Deferred income taxes	20.1	7.2
Change in Trade and other receivables, net	(74.3)	(38.2)
Change in Inventories, net	(2.4)	2.0
Change in Accounts Payable	41.8	50.3
Other	(5.6)	(24.0)
Net cash provided by operating activities	80.4	58.3

Investing Activities:
Capital expenditures	(6.0)	(4.5)
Acquisition payments	—	(22.0)
Other	4.9	—
Net cash used by investing activities	(1.1)	(26.5)

Financing Activities:
Debt proceeds (repayments)	(52.1)	(32.3)
Equity activity, net	(0.7)	(0.6)
Other	3.8	(2.1)
Net cash used by financing activities	(49.0)	(35.0)

Effect of exchange rate changes on cash and cash equivalents	0.4	2.9

Net change in cash and cash equivalents	30.7	(0.3)
Cash and cash equivalents at the beginning of the period	86.1	63.9
Cash and cash equivalents at the end of the period	$116.8	$63.6

NON-GAAP FINANCIAL MEASURES

This earnings release includes certain non-GAAP financial measures. These financial measures include financial leverage, free cash flow, gross profit, organic sales growth, and adjusted earnings per share. The Company believes that these non-GAAP measures are useful to investors in order to provide a better understanding of the Company's capital structure position, liquidity, and organic growth trends on a comparable basis. Additionally, certain non-GAAP measures either focus on or exclude transactions of an unusual nature, allowing investors to more easily compare the Company's financial performance from period to period. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Twelve Months Ended	Twelve Months Ended
Financial Leverage:	March 31, 2013	December 31, 2012
(dollar amounts in thousands)
Income from operations	$386,242	$332,871
Add: ArcelorMittal litigation charge	—	36,134
Depreciation and amortization	46,199	37,561
Adjusted EBITDA	$432,441	$406,566

	March 31, 2013	December 31, 2012
Current debt	$40,090	$39,759
Long-term debt	1,634,813	1,695,413
Debt discount related to convertible debentures (1)	182,504	183,644
Total debt including debt discount	$1,857,407	$1,918,816

Financial leverage ratio	4.3	4.7

Note: Financial leverage is provided by the Company as an indicator of capital structure position. Financial leverage is calculated by dividing total debt, including debt discount, by Adjusted EBITDA. Adjusted EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization, excluding the ArcelorMittal litigation charge.

	Three Months Ended	Three Months Ended
Free Cash Flow:	March 31, 2013	March 31, 2012
(dollar amounts in millions)
Cash flow provided by operations	$80.4	$58.3
Less: Capital expenditures	(6.0)	(4.5)
Free cash flow	$74.4	$53.8

Note: Free cash flow is provided by the Company as an additional liquidity measure. Capital expenditures are deducted from operating flow to determine free cash flow. Free cash flow is available to provide a source of funds for any of the Company's financing needs.

(1)The convertible debentures are presented in the consolidated balance sheets in long-term debt net of the unamortized discount.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended	Three Months Ended
Gross Profit:	March 31, 2013	March 31, 2012
(dollar amounts in millions)
Net Sales	$1,808.1	$1,606.0
Cost of goods sold (excluding depreciation and amortization)	1,427.0	1,286.3
Gross profit	$381.1	$319.7
Gross margin	21.1%	19.9%

Note: Gross profit is provided by the Company as an additional financial measure. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. This amount represents a commonly used financial measure within the distribution industry. Gross margin is calculated by dividing gross profit by net sales.

	Three Months Ended	Three Months Ended
Normalized Organic Sales Growth:	March 31, 2013	March 31, 2012

Change in net sales	12.6%	12.2%
Impact from acquisitions	16.0%	2.6%
Impact from foreign exchange rates	—%	(0.2)%
Impact from number of workdays	(1.6)%	1.6%
Normalized organic sales growth	(1.8)%	8.2%

Note: Organic sales growth is provided by the Company as an additional financial measure to provide a better understanding of the Company's sales growth trends. Organic sales growth is calculated by deducting the percentage impact on net sales from acquisitions, foreign exchange rates and number of workdays from the overall percentage change in consolidated net sales.

	Three Months Ended	Three Months Ended
Adjusted Earnings per Share:	March 31, 2013	March 31, 2012
(amounts in millions, except EPS)
Income before income taxes	$115.0	$74.5
Less: Favorable IRS appeals settlement	—	(3.2)
Less: Recognition of insurance coverage for ArcelorMittal litigation charge	(36.1)	—
Adjusted income before income taxes	78.9	71.3
Provision for income taxes	20.3	20.4
Adjusted net income attributable to WESCO International, Inc.	$58.6	$50.9

Adjusted earnings per diluted common share	$1.12	$0.99

Weighted average common shares outstanding and common share equivalents used in computing earnings per diluted share	52.4	51.3

Note: Adjusted earnings per share is provided by the Company as an additional financial measure. Adjusted earnings per share is calculated by eliminating the impact of the reversal of ArcelorMittal litigation charge and the favorable IRS appeals settlement from Income before income taxes. The adjusted net income attributable to WESCO International, Inc. is divided by the weighted average common shares outstanding and common share equivalents.